Exhibit 99.1

FOR RELEASE 3:00 P.M. CENTRAL Wednesday, March 16, 2011 Contact: Lance Berry (901) 867-4607
Wright Medical Group Announces Closing of Tender Offer
for 2.625% Convertible Senior Notes due 2014
Additionally the Company Announces $150 million Term Loan Borrowing under its Senior Credit Facility.
ARLINGTON, TN — March 16, 2011 — Wright Medical Group, Inc. (“Wright Medical”) (NASDAQ: WMGI), a global orthopaedic medical device company and a leading provider of surgical solutions for the foot and ankle market, announced the expiration, on March 11, 2011, of its tender offer to purchase for cash any and all of its outstanding 2.625% Convertible Senior Notes due 2014 (the “Convertible Notes”) at $1,000 per $1,000 principal amount of Notes.
As previously announced, the tender offer expired on March 11, 2011. Wright Medical used the proceeds from a $150 million borrowing under the delayed draw term loan (“Term Loan”) facility available under its amended and restated credit agreement (“Senior Credit Facility”) and cash on hand to fund the purchase of all $170.9 million of the Convertible Notes validly tendered in the tender offer and not withdrawn prior to the expiration date. Following the closing of the tender offer, $29.1 million aggregate principal amount of the Convertible Notes remain outstanding.
The Term Loan will bear interest at a floating base rate based on the prime rate or at a floating Eurodollar rate based on LIBOR, plus a margin based on Wright Medical’s consolidated leverage ratio as defined in the Senior Credit Facility. Annual repayments of 5%, 5%, 10%, 10%, and 15%, respectively, of the original principal amount of the Term Loan are required under the Senior Credit Facility, with the remaining principal amount due on February 10, 2016.
Commenting on the results of the tender offer and Term Loan borrowing, Gary D. Henley, President and Chief Executive Officer, stated “We are pleased with the success of the tender offer for our Convertible Notes. With our Convertible Notes now substantially replaced by borrowings under our Senior Credit Facility, we have extended the maturity of our debt, increased our total debt capacity and increased the flexibility of our capital structure. ”
The Company incurred transaction costs associated with the tender offer and will expense approximately $2.9 million of non-cash deferred financing fees associated with the Convertible Notes tendered. Excluding these transaction costs and deferred financing charges, the combined impact of the Convertible Notes tendered and the Term Loan borrowing is anticipated to be approximately $.01 — $.02 accretive to 2011 earnings per share. More detailed guidance regarding the financial aspects of the transaction and its expected impact on Wright’s future financial results will be provided in connection with the Company’s announcement of its first quarter 2011 financial results.
CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect management’s current knowledge, assumptions, beliefs, estimates, and expectations and express management’s current views of future performance, results, and trends and may be identified by their use of terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” and other similar terms. Forward-looking statements are subject to a number of risks and uncertainties that could cause our actual results to materially differ from those described in the forward-looking statements. Risks and uncertainties that could cause our actual results to materially differ from those described in forward-looking statements include those discussed in our filings with the Securities and Exchange Commission (including those described in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2010 filed with the SEC under the heading “Risk Factors”), and the following: the impact of our settlement of the federal investigation into our consulting arrangements with orthopaedic surgeons relating to our hip and knee products in the United States, including our compliance with the Deferred Prosecution Agreement through September 2011 and the Corporate Integrity Agreement through September 2015; and any impact of the credit environment on us. Readers should not place undue reliance on forward-looking statements. Such statements are made as of the date of this press release, and we undertake no obligation to update such statements after this date.
Wright Medical Group, Inc. is a global orthopaedic medical device company specializing in the design, manufacture and marketing of devices and biologic products for the extremity, hip and knee repair and reconstruction. Wright Medical is a leading provider of surgical solutions for the foot and ankle market. Wright Medical has been in business for more than 60 years and markets its products in over 60 countries worldwide. For more information about Wright Medical, visit its website at www.wmt.com.